Exhibit 99.1

Investor Contact: Katie Reinsmidt, Senior Vice President - Investor Relations and Corporate Investments, 423.490.8301, katie.reinsmidt@cblproperties.com
Media Contact: Stacey Keating, Director of Public Relations, 423.490.8361, stacey.keating@cblproperties.com
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CBL & ASSOCIATES PROPERTIES, INC. PROVIDES UPDATE ON RECENT FINANCIAL ALLEGATIONS AND ANTICIPATES NEAR TERM RESOLUTION

CHATTANOOGA, Tenn. (June 13, 2016) - CBL & Associates Properties, Inc. (NYSE:CBL) today issued the following statement.

“For more than two weeks, we have been using every available resource to determine whether there is an investigation by a governmental agency underway with respect to our company’s loan procedures as alleged in a media report. For the first time, on Friday, June 10, 2016, as a result of our efforts, we learned in a discussion with the Securities and Exchange Commission (SEC) that it is conducting an investigation limited to four specific non-recourse secured loans originated in 2011 and 2012. Specifically, the purpose of this review is to ensure the information provided to lenders regarding lease status reports, revenues and expected revenues, did not materially vary from the company’s financial statements. The agency welcomed our proactive outreach, as well as our commitment to commission an independent review of our procedures with respect to those loans. Ernst & Young has been engaged to conduct a swift and thorough investigation. The findings from that independent investigation will be provided to the SEC upon completion. We are confident that this will bring a positive resolution to this matter.

“As we’ve stated previously, at all times, our company operates with the utmost integrity and holds itself to the highest ethical standards. We have stringent policies and procedures in place to ensure all of our accounting and financial processes and reporting comply with applicable laws, rules and regulations.”

About CBL & Associates Properties, Inc.
Headquartered in Chattanooga, TN, CBL is one of the largest and most active owners and developers of malls and shopping centers in the United States. CBL owns, holds interests in or manages 147 properties, including 91 regional malls/open-air centers. The properties are located in 31 states and total 84.3 million square feet including 8.6 million square feet of non-owned shopping centers managed for third parties. Additional information can be found at cblproperties.com.

Information included herein contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual events, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. The reader is directed to the Company's various filings with the Securities and Exchange Commission, including without limitation the Company's Annual Report on Form 10-K and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" included therein, for a discussion of such risks and uncertainties.